EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-133359 on Form S-8 of our report dated March 17, 2004, April 5, 2005, as to the effects of the restatement discussed in Note 12 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 12) relating to the financial statements of Rubio’s Restaurants, Inc., appearing in the Annual Report on Form 10-K of Rubio’s Restaurants, Inc. for the year ended December 25, 2005.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
November 13, 2006